Lake Shore Bancorp, Inc. Announces

Fourth Quarter 2018 Dividend

DUNKIRK, N.Y. – February 7, 2019 – Lake Shore Bancorp, Inc. (the “Company”) (NASDAQ Global Market:  LSBK), the holding company for Lake Shore Savings Bank (the “Bank”), announced that the Company’s Board of Directors approved a $0.12 per share cash dividend on its common stock, payable on March 15, 2019, to shareholders of record as of February 21, 2019.  Based on the Company’s closing stock price of $15.89 on February 6, 2019, the implied dividend yield for the Company’s common stock is currently 3.02%.

On February 6, 2019, Lake Shore, MHC (the “MHC”), which holds 3,636,875 shares, or 60.6% of the Company’s total outstanding common stock, obtained the approval of its members (depositors of Lake Shore Savings Bank) at a special meeting of members to waive the MHC’s receipt of this dividend, as well as any future quarterly dividends declared by the Company on its common stock (up to $0.12 per share) during the 12 months subsequent to the members’ approval of the dividend waiver proposal.

Historically, the MHC has waived its right to receive dividends declared on its shares of Company common stock.  The Federal Reserve Board has adopted interim final regulations that impose additional conditions on the ability of mutual holding companies to waive the receipt of dividends declared by their subsidiaries, such as the requirement to obtain member approval of a mutual holding company’s decision to waive the receipt of dividends.  Following the receipt of member approval, the MHC will apply to the Federal Reserve Board for its non-objection to dividend waivers by the MHC for the next 12 months.  If this non-objection is obtained from the Federal Reserve Board prior to March 15, 2019, the expected dividend payment date, the MHC intends to waive its receipt of the dividend.

Company Profile

Lake Shore Bancorp, Inc. (NASDAQ Global Market:  LSBK) is the mid-tier holding company of  Lake Shore Savings Bank, a federally chartered, community-oriented financial institution headquartered in Dunkirk, New York.  The Bank has eleven full-service branch locations in Western New York, with five locations in Chautauqua County, New York and six locations in Erie County, New York.  The Company had total assets of $545.7 million and total deposits of $432.5 million as of December 31, 2018.  The Bank offers a broad range of retail and commercial lending and deposit services.  The Company’s common stock is traded on the NASDAQ Global Market as “LSBK”.  Additional information about the Company is available at www.lakeshoresavings.com.

Safe-Harbor

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that are based on current expectations, estimates and projections about the Company’s and the Bank’s industry, and management’s beliefs and assumptions. Words such as anticipates, expects, intends, plans, believes, estimates and variations of such words and expressions are intended to identify forward-looking statements. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast. Therefore, actual results may differ materially from those expressed or forecast in such forward-looking statements. The Company and Bank undertake no obligation to update publicly any forward-looking statements, whether as a result of new information or otherwise.

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Investor/Media Contact

Rachel A. Foley

Chief Financial Officer

Lake Shore Bancorp, Inc.

31 East Fourth Street

Dunkirk, New York 14048

(716) 366-4070 ext. 1220